Exhibit 99.1

CORRECTING AND REPLACING Off The Hook Yachts Reports Fourth Quarter and Full-Year 2025 Financial and Operating Results

Record revenue of $119.9 million, up 21.1% YOY

Record 426 boats sold in 2025, up 33% YOY

Increased 2026 revenue guidance to $150–$155 million

Successfully completed IPO, strengthening balance sheet and liquidity

Correction…by The Hook Yachts

Wilmington, NC, March 30, 2026 (GLOBE NEWSWIRE) — Off The Hook YS Inc. (NYSE American: “OTH”, or “Off the Hook Yachts”), a vertically integrated marine marketplace and the largest buyer and seller of used boats in the nation, today announced financial results for the year ended December 31, 2025. The Company will host a live conference call today at 4:30 P.M. EST.

“We achieved record revenue of $120 million, expanded our national broker network, and continued to build out the infrastructure that we believe positions the Company for continued double-digit growth. Our vertically integrated model—combining brokerage, wholesale inventory acquisition, financing through Azure Funding, and our growing premier brokerage division—continues to differentiate Off the Hook Yachts in the marine industry,” said Brian John, Chief Executive Officer (CEO) of Off The Hook Yachts.

“Despite a more cautious macro environment for discretionary purchases, the number of boats that we sold grew by more than 30% year-over-year and continued to strengthen our leading market position in the pre-owned segment, where we believe long-term demand remains strong. With expanded floorplan capacity, increased broker productivity, and a growing national footprint, we believe OTH is well-positioned to accelerate growth in 2026 and continue building one of the leading platforms in the recreational marine market,” added Mr. John.

2025 Fourth Quarter Highlights

●	Revenue increased 25.2% to $37.3 million, up from $29.8 million, in the same period of 2024

●	Record 117 boats sold during the quarter, up 62.5%, in the same period of 2024

●	Gross profit increased 63.2% to $3.1 million, up from $1.9 million, in the same period of 2024

●	Completed IPO in November 2025, raising approximately $13.4 million in net proceeds

2025 Full-Year Highlights

●	Record revenue of $119.9 million, up 21.1% compared to $99.0 million, in 2024

●	Record 426 total boats sold, up 32.7% year-over-year

●	Gross profit increased 30.6% to $11.5 million, up from $8.8 million, in 2024

●	Net loss of $1.87 million, compared to net income of $1.0 million, in 2024, primarily reflecting increased operating expenses associated with becoming a public company, including $1.8 million of stock-based compensation

●	Adjusted EBITDA of $0.437 million, compared to $1.2 million, in the same period of 2024

●	Working capital on December 31, 2025, improved to $9.4 million

●	Cash increased to $12.4 million on December 31, 2025, compared to $2.93 million on September 30, 2025.

2026 Full Year Guidance

For 2026, the Company expects annual revenue to be between $150 million and $155 million, an increase from the previous guidance of $140 million-$145 million.

Full-Year 2025 Financial Discussion

Revenue increased 21.1% to $119.9 million for the year ended December 31, 2025, compared to $99.0 million in 2024. The increase was primarily driven by a higher floorplan limit that allowed the Company to sustain greater utilization of the Company’s floorplan financing facility throughout the year. Average monthly utilization increased 78%, or $10 million, to $23.4 million in 2025. In addition, the launch of Autograph Yacht Group and the addition of new brokers increased the number of new and pre-owned boats sold in 2025. Pre-owned boat sales increased 20% to $101.7 million for the year ended December 31, 2025, compared to $84.8 million in 2024. The Company sold approximately 426 pre-owned boats in 2025, compared to 321 pre-owned boats in 2024. The average price per pre-owned boat sale transaction was $449,420 for the year ended December 31, 2025, and $509,694 for the year ended December 31, 2024. The Company sells a wide range of brands and sizes of pre-owned boats under different types of sales arrangements that include, trade-ins, brokerage and consignment, which often causes periodic and seasonal fluctuations in the average sales price.

New boat sales increased 32.0%, to $14.5 million in 2025, compared to $11.0 million, in 2024, reflecting increased marketing efforts and a more focused sales initiative for select new boat brands. The Company sold 21 new boats in 2025, compared to approximately 17 new boats, in the same period of 2024.

Revenue from finance-related activities through Azure Funding was $2.6 million, compared to $3.0 million, in the same period of 2024. The decrease was primarily attributable to a higher mix of cash purchases among high-end buyers, as well as continued elevated marine loan interest rates relative to historical averages. Over 85% of these loans come from non-OTH brokers and dealers reflecting an opportunity for OTH to increase the attachment rate of Azure financing with each boat sale and thereby growing this high margin business internally.

Gross profit increased 30.6% to $11.5 million, compared to $8.8 million, in 2024. The increase was primarily driven by higher overall sales volume and continued improvements in inventory sourcing and purchasing strategies, particularly within the pre-owned boat segment. Gross profit as a percentage of sales increased by approximately 70 basis points to 9.6% in 2025, compared to 8.9%, in the same period in 2024. Pre-owned boat gross profit increased 32.1% to $8.4 million, compared to $6.3 million, in the same period in 2024, while new boat gross profit increased modestly to $0.8 million from $0.7 million, in the same period in 2024. Azure Finance related gross profit was $1.5 million, compared to $1.7 million, in the same period of 2024.

Operating expenses were $10.7 million for the year ended December 31, 2025, compared to $5.8 million, in 2024. The increase was driven by increased marketing investments and infrastructure investments to support the Company’s continued growth and expansion following its initial public offering, as well as $1.8 million of stock-based compensation recognized during the year. The Company expects operating expenses as a percentage of revenue to decline over time as it continues to scale the business and realize operating leverage that comes from the addition of high-margin businesses that are growing from a small base, like the Azure Finance division.

Interest expense related to floorplan financing increased to $1.9 million, compared to $1.1 million in the same period in 2024, reflecting increased utilization of the Company’s inventory financing facilities.

Net loss for 2025 was $1.9 million, compared to net income of $1.0 million, in the same period of 2024. The change was primarily driven by higher operating expenses associated with scaling the business and expenses related to becoming a public company.

Adjusted EBITDA was $0.437 million, compared to $1.2 million, in 2024, reflecting increased operating costs associated with the Company’s growth initiatives and public company infrastructure.

As of December 31, 2025, the Company had $12.4 million in cash, compared to $2.27 million on September 30, 2025.

Working capital improved to $9.4 million on December 31, 2025, compared to negative $0.4 million on December 31, 2024. The improvement was primarily driven by the successful completion of the Company’s initial public offering in November 2025, which generated approximately $13.4 million in cash proceeds, strengthening the Company’s liquidity position and balance sheet.

Total assets were $48.4 million on December 31, 2025, compared to $31.6 million on December 31, 2024. Total liabilities were $36.5 million, consisting primarily of $25.3 million in floorplan notes payable, as well as accounts payable, customer deposits, and operating lease liabilities.

The Company believes its current cash position, combined with operating cash flow and available inventory financing facilities, provides sufficient liquidity to support planned growth investments.

Fourth Quarter Financial Discussion

Fourth quarter revenues of $37.3 million, increased 25.2%, compared to fourth quarter revenues of $29.8 million, in 2024, this revenue increase was due to the increase in floor plan and the addition of Autograph Yachts. Revenue from arranging financing products, including financing, insurance and extended warranty contracts, to customers through various fourth-party financial institutions and insurance companies, was $0.820 million as compared to $0.845 million, in the same period of 2024.

We sold 62% more boats in the fourth quarter of 2025 selling 117 in the fourth quarter of 2025 versus 72 boats in the same period of 2024. We believe sales can continue to grow at a higher rate going forward due to an increased broker pool and a larger amount of capital to grow our floor plan and increase the number of boats we can transact.

The Company plans to increase the attachment rate of Azure financing with our boat sales and thereby growing the business internally.

Gross profit was $3.1 million compared to $1.9 million in the same period of 2024. Our gross profit as a percentage of sales increased by 20 basis points. Our boat sales gross profit increased $2.7 million which we believe results from our purchasing team’s skillful buying decisions for our pre-owned boat inventory.

Operating expenses totaled $4.9 million compared to $1.8 million in the same period of 2024. The increase in SG&A primarily reflects investments in go-to-market capacity and public company infrastructure to support substantially higher expected revenue over the next several years.

Floor plan interest expense was $0.578 million compared to $0.482 million for 2024.

Conference Call and Webcast

The Company will host an earnings conference call today, March 30, 2026, at 4:30 P.M. Eastern Time. To participate in the call, please dial (800) 715-9871 (domestic), or (646) 307-1963 (international). The conference passcode is 5863262. This call is being webcast and can be accessed using the conference passcode 5863262, on the Investor Relations section of the company’s website at https://investor.offthehookyachts.com/. The online replay will be available for a limited time following the call.

About Off The Hook Yachts Inc.

Founded in 2012, Off The Hook YS Inc. is a vertically integrated, marine marketplace transforming how boats are bought, sold, and financed across the United States. Leveraging proprietary technology, deep transaction data, and a national acquisition network, the Company increases speed, transparency, and inventory velocity across boat brokerage, wholesale trading, auctions, financing, and marine services, with an integrated ecosystem that includes Autograph Yacht Group, Azure Funding, and proprietary lead-generating platforms. Headquartered in Wilmington, North Carolina, Off The Hook is rapidly expanding its national footprint and market share within the $57 billion U.S. marine industry.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Off The Hook YS Inc.’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section entitled “Risk Factors” in the final prospectus related to the public offering filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Off The Hook YS Inc. undertakes no duty to update such information except as required under applicable law.

Contacts:

Company

Chad Corbin

Chief Financial Officer (CFO)

chadcorbin@offthehookys.com

Investor Relations

John Evans

Investor Relations

john@offthehookys.com

OFF THE HOOK YS INC.

Consolidated Balance Sheets as of December 31, 2025 and 2024

	December 31, 2025	December 31, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,428,774	$2,927,126
Accounts receivable, net	269,938	104,317
Inventory	26,035,844	22,593,422
Prepaid expense	706,256	2,388,782
Private label receivable	-	4,942
Other current assets	434,584	840,401
TOTAL CURRENT ASSETS	39,875,396	28,858,990

NON-CURRENT ASSETS
Property, plant and equipment, net	823,231	461,709
Other receivable	27,486	42,192
Private label receivable	-	185,550
Due from related party	44,623	11,313
Right-of-use assets	6,516,415	1,505,986
Goodwill	570,000	570,000
Intangible assets, net	560,406	-
TOTAL NON-CURRENT ASSETS	8,542,161	2,776,750

TOTAL ASSETS	$48,417,557	$31,635,740

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$1,471,198	$962,725
Accrued liabilities	790,804	507,284
Lease liabilities, current	963,731	382,731
Line of credit	-	2,833,400
Current portion of long-term debt	32,453	137,468
Due to related party	315,088	1,422,540
Customer deposits	1,210,447	2,350,219
Floor plan notes payable	25,312,694	20,595,517
Other current liabilities	773,821	110,547
TOTAL CURRENT LIABILITIES	30,870,236	29,302,431

LONG-TERM LIABILITIES
Long-term debt, noncurrent	62,003	229,295
Lease liabilities, noncurrent	5,650,165	1,136,624
TOTAL LONG-TERM LIABILITIES	5,712,168	1,365,919

TOTAL LIABILITIES	36,582,404	30,668,350

STOCKHOLDERS’ EQUITY
Common stock, with $0.001 par value, 100,000,000 number of common stock authorized, 24,020,000 and 20,000,000 shares of common stock issued and outstanding as of December 31, 2025 and 2024*, respectively	24,020	20,000
Additional paid-in capital	17,964,567	2,774,944
Common stock payable	350,000	-
Accumulated loss	(6,503,434)	(1,827,554)
TOTAL STOCKHOLDERS’ EQUITY	11,835,153	967,390

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$48,417,557	$31,635,740

OFF THE HOOK YS INC.

Consolidated Statements of Operations for the Years Ended December 31, 2025, and 2024

	For the years ended December 31,
	2025	2024

Revenues	$119,866,298	$98,995,562
Cost of revenues	108,400,082	90,214,652
Gross profit	11,466,216	8,780,910

Operating expenses:
Depreciation and amortization	310,871	255,240
Selling, general and administrative	2,427,881	1,752,325
Advertising and marketing	1,162,037	489,008
Professional services	459,010	433,207
Salaries and wages	5,775,259	2,689,843
Rent expenses	868,246	477,364
Total operating expenses	11,003,304	6,096,987

Income from operations	462,912	2,683,923

Other income (expenses):
Interest expense, net	(2,261,241)	(1,622,461)
Other income	(185,501)	22,107
Other expense	(19,922)	(91,885)
Total other expenses	(2,466,664)	(1,692,239)

Net (loss) income before income taxes	(2,003,752)	991,684

Income tax benefit	(131,955)	-

Net (loss) income	$(1,871,797)	$991,684

Basic and diluted net (loss) income per common share	$(0.09)	$0.05
Basic and diluted weighted average common share outstanding	$20,509,356	$20,000,000

OFF THE HOOK YS INC.

Consolidated Statements of Cash Flows for the Years Ended December 31, 2025, and 2024

	For the years ended December 31,
	2025	2024
Cash flows from operating activities:
Net (loss) income	$(1,871,797)	$991,684
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	310,871	255,240
Imputed interest	-	40,746
Non-cash lease expense	84,112	8,302
Stock-based compensation	1,800,899	-
Non-cash income tax benefit
Changes in operating assets and liabilities:	(132,911)
Accounts receivable	(165,621)	74,804
Private label receivable	190,492	1,412,228
Other receivable	14,706	90,034
Inventory	(3,442,422)	(10,036,610)
Prepaid expense	1,682,526	4,755
Other current assets	405,817	(568,275)
Due from related parties	(33,310)	(11,313)
Accounts payable	508,473	740,541
Accrued liabilities	427,269	204,722
Customer deposits	(1,139,772)	(326,216)
Other current liabilities	663,274	11,125

Net cash used in operating activities	(697,394)	(7,108,233)

Cash flows from investing activities:
Capital expenditure of fixed assets	(577,456)	(25,012)
Acquisition of intangible assets	(172,432)	-

Net cash used in investing activities	(749,888)	(25,012)

Cash flows from financing activities:
Proceeds from line of credit	1,308,793	1,318,170
Payment to line of credit	(4,142,193)	(898,998)
Member distribution	(2,804,083)	(736,289)
Member contribution	2,644	920,969
Proceed from short-term loan payable	-	22,188
Payment to short-term loan payable	-	(1,070,000)
Proceed from floorplan notes payables	77,338,112	51,736,268
Payment to floor plan notes payable	(72,620,935)	(41,935,039)
Proceed from long-term debt	59,429	2,820
Payment to long-term debt	(331,736)	(232,568)
Proceed from related-party debt	2,917	1,346,771
Payment to related party debt	(1,254,118)	(2,068,552)
Proceeds from issuance of common stock upon initial public offering	13,390,100

Net cash provided by financing activities	10,948,930	8,405,740

Net change in cash	9,501,648	1,272,495

Cash and cash equivalents, beginning of period	2,927,126	1,654,631

Non-GAAP Financial Information

To supplement OTH’s financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, OTH presents certain financial measures that are not prepared in accordance with GAAP, including adjusted EBITDA. These non-GAAP financial measures, which are defined below, should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

OTH is presenting these non-GAAP financial measures to assist investors in seeing OTH’s operating results through the eyes of management and because OTH believes that these measures provide a useful tool for investors to use in assessing OTH’s operating performance against prior period operating results and against business objectives. OTH uses non-GAAP financial measures to evaluate its operating results and for financial and operational decision-making.

The accompanying tables provide more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures described above and the related reconciliations between these financial measures.

Adjusted EBITDA

We define and calculate adjusted EBITDA as GAAP net income (loss) before interest income or expense, income tax (benefit) expense, depreciation and amortization, and further adjusted for the items as described in the reconciliation below.

These include, but are not limited to the following:

●	non-cash expenses, such as depreciation and amortization and stock-based compensation

●	interest expense and income tax expense or beneﬁt

The following tables present a reconciliation of adjusted EBITDA to our net (loss) income, which is the most directly comparable GAAP measure for the periods presented. We believe this information will be useful for investors to facilitate comparisons of our operating performance and identify trends in our business.

	Years Ended December 31,
Description	2025	2024	Change
Net (loss) income	$(1,871,797)	$991,684	$(2,863,481)
Interest expense – other	328,942	-	328,942
Income tax benefit	(131,955)	-	(131,955)
Depreciation and amortization	310,871	255,240	55,631
Stock-based compensation	1,800,899	-	1,800,899
Adjusted EBITDA	$436,960	$1,246,924	$809,964